As filed with the Securities and Exchange Commission on February 17, 2012

Registration No. 333-40661

Registration No. 333-159638

Registration No. 333-159639

Registration No. 333-167382

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-40661

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-159638

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-159639

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-167382

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TOWER BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1445956
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

112 Market Street, Harrisburg, PA	17101
(Address of principal executive offices)	(Zip code)

Tower Bancorp, Inc. 1995 Non-Qualified Stock Option Plan

Tower Bancorp, Inc. Stock Option Plan for Outside Directors

Tower Bancorp, Inc. Employee Stock Purchase Plan

Graystone Financial Corp. 2007 Stock Incentive Plan

Tower Bancorp, Inc. 2010 Stock Incentive Plan

(Full title of plan)

Andrew S. Samuel

Chairman & Chief Executive Officer

Tower Bancorp, Inc.

112 Market Street

Harrisburg, PA 17101

(717) 231-2700

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Carl D. Lundblad, Esquire	Kenneth J. Rollins, Esquire
General Counsel, Tower Bancorp, Inc.	Rhoads & Sinon LLP
112 Market Street	One South Market Square, 12th Floor
Harrisburg, Pennsylvania 17101	Harrisburg, Pennsylvania 17108-1146
(717) 231-2700	(717) 233-5731

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Tower Bancorp, Inc. (the “Company”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, no par value per share (the “Common Stock”), issuable by the Company pursuant to its 1995 Non-Qualified Stock Option Plan, Stock Option Plan for Outside Directors, Employee Stock Purchase Plan, 2007 Stock Incentive Plan and 2010 Stock Incentive Plan previously registered by the Company pursuant to the following registration statements:

•	Registration Statement on Form S-8 (File No. 333-40661), filed with the Securities and Exchange Commission on November 20, 1997;

•	Registration Statement on Form S-8 (File No. 333-159638), filed with the Securities and Exchange Commission on June 1, 2009;

•	Registration Statement on Form S-8 (File No. 333-159639), filed with the Securities and Exchange Commission on June 1, 2009; and

•	Registration Statement on Form S-8 (File No. 333-167382), filed with the Securities and Exchange Commission on June 8, 2010 (collectively, the “Registration Statements”).

Pursuant to an Agreement and Plan of Merger dated as of June 20, 2011, as amended (the “Merger Agreement”), by and between the Company and Susquehanna Bancshares, Inc. (“Susquehanna”), the Company is being merged with and into Susquehanna, effective as of February 17, 2012 (the “Merger”). Upon consummation of the Merger, each outstanding share of Common Stock (other than shares to be cancelled in accordance with the Merger Agreement) is being converted into the right to receive either 3.4696 shares of Susquehanna common stock, par value $2.00 per share, or $28.00 cash.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania, on February 17, 2012.

TOWER BANCORP, INC. (Registrant)

By:	/s/ Andrew S. Samuel
Andrew S. Samuel Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities indicated on January 24, 2012.

Signature	Capacity

/s/ Andrew S. Samuel Andrew S. Samuel	Chairman, Chief Executive Officer & Director (Principal Executive Officer)

/s/ Mark S. Merrill Mark S. Merrill	Chief Financial Officer (Principal Financial Officer)

/s/ Clifford E. DeBaptiste Clifford E. DeBaptiste	Director

/s/ Jeffrey F. Lehman Jeffrey F. Lehman	Director

/s/ Kenneth R. Lehman Kenneth R. Lehman	Director

/s/ Edward A. Leo Edward A. Leo	Director

/s/ Charles C. Pearson, Jr. Charles C. Pearson, Jr.	Director

/s/ Michael A. Peck Michael A. Peck	Director

William E. Pommerening	Director

/s/ Robert E. Poole, Jr. Robert E. Poole, Jr.	Director

Signature	Capacity

/s/ Terry L. Randall Terry L. Randall	Director

/s/ Hasu P. Shah Hasu P. Shah	Director

Klare S. Sunderland	Director